UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 17, 2006

Poore Brothers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 S. La Cometa Dr., Goodyear, AZ		85338
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (623) 932-6200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Terry McDaniel

On April 17, 2006, the Company announced the appointment of Mr. Terry E. McDaniel to the position of Chief Operating Officer, effective immediately.  A copy of the press release announcing this appointment is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Mr. McDaniel is a highly regarded snack food industry veteran with over 20 years of consumer products leadership experience.  Since 2003 Mr. McDaniel has been President/CEO and Board Member of MSLI Worksite Benefits, a company that markets voluntary benefits through the worksite, to Fortune 1000 companies.  From 1998 to 2003, Mr. McDaniel served as President/ CEO and Board Member of Wise Foods, Inc., an approximately $400 million snack food manufacturer and distributor.  Prior to 1998 Mr. McDaniel served as Vice President of Sales and Marketing for Wise Foods, Inc., and as Vice President of Sales for Haagen-Dazs Company, Inc., where he led all direct store delivery operations and trade marketing.  Prior to these leadership positions, he held sales leadership positions for companies such as the Nestle Corporation, Tropicana Products, Inc. and Unilever.

There is no arrangement or understanding between Mr. McDaniel and any other person pursuant to which Mr. McDaniel was appointed as Chief Operating Officer of the Company.  There are no transactions in which Mr. McDaniel has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The Company entered into an executive employment agreement with Mr. McDaniel dated as of April 17, 2006, employing him as Chief Operating Officer (the “Employment Agreement”).  Pursuant to the terms of Employment Agreement, Mr. McDaniel is an “at will” employee.  Under the terms of the Employment Agreement, Mr. McDaniel will receive an annual base salary of $325,000, a $60,000 relocation allowance, eligibility for bonus as determined by the Board (or its Compensation Committee) in its discretion, options to purchase 100,000 shares of common stock within thirty (30) days after the Effective Date of the Employment Agreement, April 17, 2006, an auto allowance of $850 per month, and, to the extent eligible thereunder, will be included in the Company’s plans that provide benefits to executive employees, including, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation and holidays.  Mr. McDaniel will also be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same or a more favorable basis as any other employee of the Company.

The Employment Agreement may be terminated by the Company upon written notice, and Mr. McDaniel may terminate the Employment Agreement by submitting his written resignation to the Company, such resignation to become effective on the date the Company accepts it or one month following its submission.  In the event Mr. McDaniel’s employment is terminated for disability, cause, or by his resignation, Mr. McDaniel will be entitled to receive his then current Base Salary through the date his employment is terminated, but no other compensation of any kind.  In the event Mr. McDaniel’s employment is terminated by the Company without cause, he will be entitled to receive as severance his then current Base Salary and monthly car allowance for the six-month period following his termination and up to $9,000 for outplacement services with an outplacement firm of his choosing.  In the event of a Change in Control (as defined in the Employment Agreement), if Mr. McDaniel’s employment is terminated by his resignation within twelve months following such Change in Control, he shall be entitled to receive the outplacement services described above, and if his employment is terminated for “good reason” as defined in the Employment Agreement, within specified time periods before or after a Change in Control, he shall be entitled to receive a lump sum amount equal to his then current annual Base Salary.  A copy of the Employment Agreement is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 7.01               Regulation FD Disclosures

On April 17, 2006, the Company issued a press release announcing the appointment of Terry E. McDaniel as Chief Operating Officer.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(c)	Exhibits

	Exhibit 99.1	Press release of Poore Brothers, Inc. dated April 17, 2006.

	Exhibit 99.2	Executive Employment Agreement by and between Poore Brothers, Inc. and Terry E. McDaniel, dated as of April 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poore Brothers, Inc.

Date:	April 17, 2006	/s/ Eric J. Kufel
Eric J. Kufel
Chief Executive Officer